The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-279502

SUBJECT TO COMPLETION, DATED JULY 21, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 17, 2024)

$250,000,000

Simmons First National Corporation

Class A Common Stock

We are offering    shares of our Class A common stock, par value $0.01 per share, or our common stock.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SFNC.” The last reported closing price of our common stock on Nasdaq on July 18, 2025 was $20.06 per share.

Investing in our common stock involves certain risks. Please read the “Risk Factors” beginning on page S-16 of this prospectus supplement, on page 4 of the accompanying prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”), which is incorporated herein by reference, as well as the risks set forth in our other filings with the U.S. Securities and Exchange Commission (“SEC”) that are incorporated by reference herein, for a discussion of certain risks that should be considered in connection with an investment in our common stock.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds, before expenses, to us	$	$

(1)

Assumes (i) no exercise of the underwriters’ option to purchase additional shares described below and (ii) no participation in the directed share program for purposes of the underwriting discounts and commissions.

(2)

Represents underwriting discounts and commissions equal to    percent (   %) per share, which is the underwriting discount we have agreed to pay on shares sold in this offering to investors introduced by the underwriters. For shares sold in this offering pursuant to the directed share program, we have agreed to pay underwriting discounts and commissions equal to    percent ( %) per share. The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

At our request, the underwriters have reserved up to    shares of our common stock offered by this prospectus supplement for sale at the public offering price through a directed share program to certain of our executive officers and directors. See “Underwriting — Directed Share Program.”

We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an additional    shares of common stock from us on the same terms and conditions set forth above.

None of the SEC, any state securities commission or banking agency, the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the FDIC or any other governmental agency.

The underwriters are offering the shares of our common stock as set forth in the “Underwriting” section of the prospectus supplement. The underwriters expect to deliver the shares of common stock in book-entry form only through the facilities of The Depository Trust Company, against payment on or about July     , 2025.

Joint Book-Running Managers

Stephens Inc.	Keefe, Bruyette & Woods A Stifel Company	Morgan Stanley

The date of this prospectus supplement is July    , 2025.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is composed of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock, including the price, the number of shares of our common stock being offered, the risks of investing in this offering of our common stock and certain other matters relating to us and our financial condition. This prospectus supplement also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part of this document is the accompanying prospectus, dated May 17, 2024, which is included as part of our automatic shelf registration statement on Form S-3ASR (File No. 333-279502). That registration statement and the accompanying prospectus provide more general information about securities that we may offer from time to time, some of which may not apply to this offering. It is important for you to read and consider carefully all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any permitted free writing prospectuses we have authorized for use with respect to this offering before investing in our common stock. See “Where You Can Find More Information” and “Incorporation by Reference” for additional information.

This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will supersede the information in the accompanying prospectus.

In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

In this prospectus supplement, unless otherwise required by the context, the terms “we,” “our,” “us,” “Simmons”, and the “Company,” refer to Simmons First National Corporation and, where appropriate, its consolidated subsidiaries, including its wholly-owned subsidiary bank, Simmons Bank. Unless otherwise indicated, information presented in this prospectus supplement assumes the underwriters’ option to purchase additional shares from us is not exercised.

Neither the Company nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of the Company, or to which the Company has referred you. Neither the Company nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information that others may give you. If any information in this prospectus supplement is inconsistent with the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, you should rely on the information in this prospectus supplement. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the date of the document in which that information is contained. Our business, financial condition, liquidity, results of operations and prospects may have changed since the date of any document in which such information is contained.

Neither the Company nor the underwriters are offering to sell nor seeking an offer to buy our common stock in any jurisdiction where such offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law.

S-ii

Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used for or in connection with, an offer or solicitation by any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation, and this prospectus supplement and the accompanying prospectus may not be delivered to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

Our annual, quarterly and current reports and any amendments to those reports are also available over the Internet on our website at www.simmonsbank.com. All internet addresses provided in this prospectus supplement or the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

We have filed an automatic shelf registration statement (File No. 333-279502) with the SEC registering the offering of various securities of ours, including the shares of our common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. The registration statement may contain additional information that may be important to you. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to, or incorporated by reference, in this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract or document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. You may obtain from the SEC copies of the registration statement and the related exhibits that we filed with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information that we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and replace information in this prospectus supplement and the accompanying prospectus and information previously filed with the SEC. In other words, in the case of any conflict or inconsistency between information in different documents, you should rely on the information in the document that was filed later.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding in all cases any information furnished under Items 2.02 or 7.01 or exhibits furnished pursuant to Item 9.01 on any Current Report on Form 8-K or Amended Current Report on Form 8-K/A) after the date of this prospectus supplement and until the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 27, 2025;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 8, 2025;

•	Our Current Reports on Form 8-K filed with the SEC on March 10, 2025 and May 8, 2025;

•

Our revised definitive Proxy Statement on Schedule 14A filed on April 3, 2025 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024); and

•

the description of our capital stock set forth in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025, including any amendment or report filed for the purpose of updating such description.

The information contained in this prospectus supplement and the accompanying prospectus will be updated and supplemented by the information contained in the filings we make with the SEC in the future and that are incorporated by reference into this prospectus supplement and the accompanying prospectus as described above. The information contained in those future filings will be considered to be part of this prospectus supplement and the accompanying prospectus and will automatically update and supersede, as appropriate, the information contained in this prospectus supplement and the accompanying prospectus and contained in the filings previously filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may request a free copy of these filings by writing or telephoning us at the following address:

Simmons First National Corporation

P.O. Box 7009

Pine Bluff, Arkansas 71611

Attention: Ed Bilek

Telephone: (870) 541-1000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and the accompanying prospectus, including any information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “estimate,” “expect,” “foresee,” “intend,” “indicate,” “likely,” “target,” “plan,” “positions,” “prospects,” “project,” “predict,” or “potential,” by future conditional verbs such as “could,” “may,” “might,” “should,” “will,” or “would,” by variations of such words, or by similar expressions. These forward-looking statements include, without limitation, those relating to the Company’s contemplated balance sheet repositioning (including the structure, the pro forma financial impacts and potential benefits thereof), future growth, business strategies, product development, acquisitions and their expected benefits, revenue, expenses, assets, asset quality, profitability, earnings, accretion, dividends, customer service, lending capacity and lending activity, loan demand, deposit levels, investment in digital channels, critical accounting policies and estimates, net interest income, net interest margin, non-interest income, non-interest expense, the Company’s stock repurchase program, consumer behavior and liquidity, the Company’s ability to recruit and retain key employees, the adequacy of the allowance for credit losses, the estimated cost savings associated with the Company’s Better Bank Initiative, income tax deductions, credit quality, the level of credit losses from lending commitments, net interest revenue, interest rates and interest rate sensitivity (including, among other things, the impact of rising or declining interest rates), economic conditions, repricing of loans and time deposits, loan loss experience, liquidity, the Company’s expectations regarding actions by the Federal Home Loan Banks (“FHLB”) and other agencies, capital resources, the expected expenses and cost savings associated with branch closures, market risk, plans for investments in (and cash flows from) securities and investment portfolio strategies, effect of pending and future litigation, staffing initiatives, estimated cost savings associated with the Company’s early retirement program and Better Bank Initiative, legal and regulatory limitations and compliance, and competition.

These forward-looking statements are based on various assumptions and involve inherent risks and uncertainties, and may not be realized due to a variety of factors, including, without limitation: whether we are able to successfully undertake the contemplated balance sheet repositioning and whether it has the expected effects, changes in the Company’s operating, acquisition, or expansion strategy; the effects of future economic conditions (including unemployment levels and slowdowns in economic growth), governmental monetary and fiscal policies (including the policies of the Federal Reserve, as well as legislative and regulatory changes); changes in the investment environment and the market for debt securities, including prices therein; changes in tariff policies; general business conditions, as well as conditions within the financial markets, developments impacting the financial services industry, such as bank failures or concerns involving liquidity; changes in real estate values; changes in interest rates and related governmental policies; changes in liquidity, and the availability of and costs associated with obtaining adequate and timely sources of liquidity; increased inflation; changes in the level and composition of deposits, loan demand, deposit flows, and the values of loan collateral, securities and interest sensitive assets and liabilities; changes in credit quality; actions taken by the Company to manage its investment securities portfolio; changes in the securities markets generally or the price of the Company’s common stock specifically; changes in the assumptions used in making the forward-looking statements; developments in information technology affecting the financial industry; cyber threats, attacks or events, including at third parties on which we rely for key services; reliance on third parties for the provision of key services; the ability to collect amounts due under loan agreements; further changes in accounting principles relating to loan loss recognition (current expected credit losses); the costs of evaluating possible acquisitions and the risks inherent in integrating acquisitions; possible adverse rulings, judgements, settlements, fines and other outcomes of pending or future litigation or government actions; market disruptions, including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflicts between Russia and Ukraine and between Israel and Iran) or other major events, or the prospect of these events; changes in customer behaviors and preferences, including consumer spending, borrowing, and saving habits; the soundness of other financial institutions and indirect exposure related to the closings of other financial institutions and their impact on the broader market through other customers, suppliers and partners (or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships); the loss of key employees; fraud that results in material losses or that we have not discovered yet that may result in material losses; increased unemployment; labor shortages; the Company’s ability to manage and successfully integrate its mergers and acquisitions to fully realize cost savings and other benefits associated with those acquisitions; increased delinquency and foreclosure rates on commercial real estate loans; significant increases in nonaccrual loan balances; the effects of government legislation; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally, and internationally, together with such competitors offering banking products and services by mail, cellphone/tablet, telephone, computer, and the internet; the failure of assumptions underlying the establishment of reserves for possible credit losses, fair value for loans, other real estate owned, and those factors set forth under “Risk Factors” and elsewhere in this prospectus supplement and in other filings that have been filed with the SEC. Many of these factors are beyond our ability to predict or control, and actual results could differ materially from those in the forward-looking statements due to these factors and others. In addition, as a result of these and other factors, our past financial performance should not be relied upon as an indication of future performance.

The foregoing factors and the other risks described in “Risk Factors” in our Annual Report and any report subsequently filed with the SEC, and the risks described in this prospectus supplement and the accompanying prospectus should be considered in evaluating any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus. The actual results or developments anticipated by such forward-looking statements may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our businesses or operations. Readers are cautioned not to put undue reliance on any forward-looking statements. Because of these risks and other uncertainties, our actual future financial condition, results, performance or achievements, or industry results, may be materially different from the results indicated by the forward-looking statements in this prospectus supplement. In addition, our past results of operations are not necessarily indicative of our future results of operations. You should not rely on any forward-looking statements as predictions of future events.

Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update, revise or correct any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All written or oral forward-looking statements that are made by us or are attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk Factors” in our Annual Report, and in our other filings with the SEC incorporated by reference herein, which are available at the SEC’s website www.sec.gov.

SUMMARY

The following summary provides a brief overview of certain information appearing elsewhere in this prospectus supplement and the documents incorporated by reference herein, which are described under “Incorporation by Reference.” Because it is a summary, it does not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement, and the documents incorporated by reference herein and in the accompanying prospectus, including the financial statements and the accompanying notes contained in such documents.

Our Company

Simmons First National Corporation, an Arkansas corporation organized in 1968, is a financial holding company registered under the Bank Holding Company Act of 1956, as amended. The Company is headquartered in Pine Bluff, Arkansas, and had total consolidated assets of $26.69 billion, total consolidated loans of $17.11 billion, total consolidated deposits of $21.82 billion and equity capital of $3.55 billion, each as of June 30, 2025. The Company, through its subsidiaries, provides banking and other financial products and services in markets located in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas.

We seek to build shareholder value by, among other things, focusing on strong asset quality, maintaining strong capital, managing our liquidity position, improving our operational efficiency and opportunistically growing our business, both organically and through mergers with and acquisitions of other financial institutions. Our business philosophy centers on building strong, deep customer relationships through excellent customer service and integrity in our operations. While we have grown in recent years into a regional financial institution and one of the largest bank/financial holding companies headquartered in the State of Arkansas, we continue to emphasize, where practicable, a community-based mindset focused on local associates responding to local banking needs and making business decisions in the markets they serve. Those efforts, though, are buttressed by experienced, centralized support functions in select, critical areas. While we serve a variety of customers and industries, we are not dependent on any single customer or industry.

Our common stock is traded on Nasdaq under the symbol “SFNC.”

Our principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and our telephone number is (870) 541-1000. We also have corporate offices located at 601 E. 3rd Street, Little Rock, Arkansas 72201. We maintain a website at www.simmonsbank.com. We are not incorporating the information on our website into this prospectus supplement, and the information on the website is not included in, nor is it a part of, this prospectus supplement.

Subsidiary Bank

Our wholly-owned subsidiary, Simmons Bank (“Simmons Bank” or the “Bank”), is an Arkansas state-chartered bank that has been in operation since 1903.

Simmons Bank provides banking and other financial products and services to individuals and businesses using a network of approximately 223 financial centers in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas. Simmons Bank offers commercial banking products and services to business and other corporate customers. Simmons Bank extends loans for a broad range of corporate purposes, including (among others) financing commercial real estate, construction of particular properties, commercial and industrial uses, acquisition and equipment financings, and other general corporate needs. Simmons Bank also engages in small business administration (“SBA”) and agricultural finance lending, and it offers corporate credit card products, as well as corporate deposit products and treasury management services.

In addition, Simmons Bank offers a variety of consumer banking products and services, including (among others) savings, time, and checking deposit products; ATM services; internet and mobile banking platforms; overdraft facilities; real estate, home equity, and other consumer loans and lines of credit; consumer credit card products; and safe deposit boxes. Simmons Bank also maintains a networking arrangement with a third-party broker-dealer that offers brokerage services to Simmons Bank customers, as well as a trust department that provides a variety of trust, investment, agency, and custodial services for individual and corporate clients (including, among others, administration of estates and personal trusts as well as management of investment accounts).

Additionally, Simmons First Insurance Services, Inc. and Simmons First Insurance Services of TN, LLC are wholly-owned subsidiaries of Simmons Bank and are insurance agencies that offer various lines of insurance coverage to individual and commercial customers.

Recent Developments

Preliminary Second Quarter Results

On July 17, 2025, we announced our anticipated results for the quarter ended June 30, 2025. Our earnings release and related investor presentation was furnished to the SEC in a Current Report on Form 8-K, which is not incorporated by reference into this prospectus supplement. The tables and discussion below present highlights of our unaudited preliminary results of operations and financial condition as of and for the periods indicated. While we believe the financial information in the earnings release and herein fairly presents, in all material respects, our results of operations and financial condition for quarter ending June 30, 2025, the preparation of our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025 that we will file with the SEC could result in changes to the unaudited preliminary financial results presented below. The financial information from our preliminary financial results is not a comprehensive statement of our financial results for such period and has not been audited or subject to review procedures by our independent registered public accounting firm. Our full unaudited financial statements for the three and six months ended June 30, 2025 will not be available until after this offering is completed and, consequently, will not be available to you before your investment decision with respect to this offering.

The following should be read in conjunction with our consolidated financial statements and related notes, as well as management’s discussion and analysis of financial condition and results of operations, in our filings with the SEC that are incorporated by reference herein and the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and similar sections in our filings with the SEC that are incorporated by reference herein.

Statements of Income Data

(in thousands, except per share data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
INTEREST INCOME
Loans (including fees)	$265,373	$257,755	$272,727	$277,939	$270,937
Interest bearing balances due from banks and federal funds sold	2,531	2,703	2,913	2,921	2,964
Investment securities	46,898	47,257	50,162	53,220	55,050
Mortgage loans held for sale	221	122	180	209	194

TOTAL INTEREST INCOME	315,023	307,837	325,982	334,289	329,145

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
INTEREST EXPENSE
Time deposits	57,231	62,559	70,661	73,937	73,946
Other deposits	69,108	67,895	72,369	78,307	79,087
Federal funds purchased and securities sold under agreements to repurchase	59	113	119	138	156
Other borrowings	10,613	7,714	11,386	17,067	15,025
Subordinated notes and debentures	6,188	6,134	6,505	7,128	7,026

TOTAL INTEREST EXPENSE	143,199	144,415	161,040	176,577	175,240

NET INTEREST INCOME	171,824	163,422	164,942	157,712	153,905

PROVISION FOR CREDIT LOSSES
Provision for credit losses on loans	11,945	26,797	13,332	12,148	11,099

TOTAL PROVISION FOR CREDIT LOSSES	11,945	26,797	13,332	12,148	11,099

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	159,879	136,625	151,610	145,564	142,806

NONINTEREST INCOME
Service charges on deposit accounts	12,588	12,635	12,978	12,713	12,252
Debit and credit card fees	8,567	8,446	8,323	8,144	8,162
Wealth management fees	9,464	9,629	9,658	9,098	9,187
Mortgage lending income	1,687	2,013	1,828	1,956	1,973
Bank owned life insurance income	3,890	4,092	3,780	3,757	3,876
Other service charges and fees (includes insurance income)	1,321	1,333	1,426	1,509	1,439
Gain (loss) on sale of securities	—	—	—	(28,393)	—
Other income	4,837	8,007	5,565	8,346	6,410

TOTAL NONINTEREST INCOME	42,354	46,155	43,558	17,130	43,299

NONINTEREST EXPENSE
Salaries and employee benefits	73,862	74,824	71,588	69,167	70,716
Occupancy expense, net	11,844	12,651	11,876	12,216	11,864
Furniture and equipment expense	5,474	5,465	5,671	5,612	5,623
Other real estate and foreclosure expense	216	198	317	87	117
Deposit insurance	4,917	5,391	5,550	5,571	5,682
Other operating expenses	42,276	46,051	46,115	44,540	45,352

TOTAL NONINTEREST EXPENSE	138,589	144,580	141,117	137,193	139,354

NET INCOME BEFORE INCOME TAXES	63,644	38,200	54,051	25,501	46,751
Provision for income taxes	8,871	5,812	5,732	761	5,988

NET INCOME	$54,773	$32,388	$48,319	$24,740	$40,763

BASIC EARNINGS PER SHARE	$0.43	$0.26	$0.38	$0.20	$0.32

DILUTED EARNINGS PER SHARE	$0.43	$0.26	$0.38	$0.20	$0.32

Our net income for the second quarter of 2025 was $54.8 million, compared to $32.4 million in the first quarter of 2025 and $40.8 million in the second quarter of 2024. Our diluted earnings per share (or “EPS”) were $0.43 for the second quarter of 2025, compared to $0.26 in the first quarter of 2025 and $0.32 in the second quarter of 2024.

Our adjusted net income (non-GAAP) for the second quarter of 2025 was $56.1 million, compared to $33.1 million in the first quarter of 2025 and $41.9 million in the second quarter of 2024. Our adjusted diluted EPS (non-GAAP) for the second quarter of 2025 was $0.44, compared to $0.26 in the first quarter of 2025 and $0.33 in the second quarter of 2024.

Balance Sheet Data

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
(in thousands)
ASSETS
Cash and noninterest bearing balances due from banks	$398,081	$423,171	$429,705	$398,321	$320,021
Interest bearing balances due from banks and federal funds sold	246,381	211,115	257,672	205,081	254,312

Cash and cash equivalents	644,462	634,286	687,377	603,402	574,333
Interest bearing balances due from banks —time	100	100	100	100	100
Investment securities — held-to-maturity	3,591,531	3,615,556	3,636,636	3,658,700	3,685,450
Investment securities — available-for-sale	2,405,320	2,491,849	2,529,426	2,691,094	2,885,904
Mortgage loans held for sale	16,972	8,351	11,417	8,270	13,053
Loans:
Loans	17,111,096	17,094,078	17,005,937	17,336,040	17,192,437
Allowance for credit losses on loans	(253,537)	(252,168)	(235,019)	(233,223)	(230,389)

Net loans	16,857,559	16,841,910	16,770,918	17,102,817	16,962,048
Premises and equipment	573,160	573,616	585,431	584,366	581,893
Foreclosed assets and other real estate owned	8,794	8,976	9,270	1,299	2,209
Interest receivable	120,443	117,398	123,243	125,700	126,625
Bank owned life insurance	535,481	535,324	531,805	508,781	505,023
Goodwill	1,320,799	1,320,799	1,320,799	1,320,799	1,320,799
Other intangible assets	90,617	93,714	97,242	101,093	104,943
Other assets	528,382	551,112	572,385	562,983	606,692

Total assets	$26,693,620	$26,792,991	$26,876,049	$27,269,404	$27,369,072

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing transaction accounts	$4,468,237	$4,455,255	$4,460,517	$4,521,715	$4,624,186
Interest bearing transaction accounts and savings deposits	11,176,791	11,265,554	10,982,022	10,863,945	10,925,179
Time deposits	6,179,962	5,963,811	6,443,211	6,549,774	6,291,518

Total deposits	21,824,990	21,684,620	21,885,750	21,935,434	21,840,883
Federal funds purchased and securities sold under agreements to repurchase	31,306	50,133	37,109	51,071	52,705
Other borrowings	634,349	884,863	745,372	1,045,878	1,346,378
Subordinated notes and debentures	366,369	366,331	366,293	366,255	366,217
Accrued interest and other liabilities	287,396	275,559	312,653	341,933	304,020

Total liabilities	23,144,410	23,261,506	23,347,177	23,740,571	23,910,203

Stockholders’ equity:
Common stock	1,260	1,259	1,257	1,256	1,255
Surplus	2,518,286	2,515,372	2,511,590	2,508,438	2,506,469
Undivided profits	1,410,564	1,382,564	1,376,935	1,355,000	1,356,626
Accumulated other comprehensive (loss) income	(380,900)	(367,710)	(360,910)	(335,861)	(405,481)

Total stockholders’ equity	3,549,210	3,531,485	3,528,872	3,528,833	3,458,869

Total liabilities and stockholders’ equity	$26,693,620	$26,792,991	$26,876,049	$27,269,404	$27,369,072

Selected Ratios

	As of or for the three months ended
	June 30, 2025	March 31, 2025	June 30, 2024
Return on average assets	0.82%	0.49%	0.60%
Return on average common equity	6.20%	3.69%	4.75%
Non-performing loans / total loans	0.92%	0.89%	0.60%
Allowance for credit losses to total loans	1.48%	1.48%	1.34%
Equity to assets ratio	13.30%	13.18%	12.64%
Tangible common equity / tangible assets (non-GAAP)	8.46%	8.34%	7.84%
Common equity Tier 1 capital ratio	12.36%	12.21%	12.00%
Tier 1 leverage ratio	9.96%	9.83%	9.49%
Total risk-based capital ratio	14.42%	14.59%	14.17%

Our regulatory capital balances and ratios include our outstanding common stock and outstanding subordinated notes. During the quarter ended June 30, 2025, we issued a notice of redemption to redeem $37.0 million of our subordinated notes due 2030 on July 31, 2025 assumed as part of the Spirit of Texas Bancshares, Inc. acquisition. Following such redemption, we will have issued and outstanding $330.0 million of redeemable subordinated notes that mature in April 2028, which we may redeem and/or refinance prior to maturity.

The Offering

During the third quarter of 2025, we anticipate raising gross proceeds from this offering of approximately $    million, exclusive of the underwriters’ option to purchase additional shares. We intend to use the net proceeds from this offering for general corporate which may include investments in Simmons Bank to support the contemplated balance sheet repositioning described below and continued growth.

Contemplated Balance Sheet Repositioning

If this offering is completed on terms that are satisfactory to us during the third quarter of 2025 and if market conditions are satisfactory to us, then we anticipate undertaking a balance sheet repositioning focused on our investment securities portfolio soon after the completion of this offering. If this offering is not completed on terms that are satisfactory to us during the third quarter of 2025, our management will evaluate whether to proceed with the repositioning, if at all or in part, and the potential timing thereof. Subject to the foregoing, we expect that we would reclassify approximately $3.6 billion in par value of held-to-maturity securities as available- for-sale. We would then sell approximately $3.2 billion of such securities in one or more transactions. We anticipate the sale to result in an aggregate after-tax loss of approximately $608.6 million. We expect that the proceeds of the anticipated sale of securities would be used to partially repay our wholesale funding sources and for reinvestment in higher-yielding securities. We expect this contemplated balance sheet repositioning to improve our net interest margin, increase liquidity for future loan growth and better position our portfolio for potential change in interest rates.

The potential repositioning of our securities portfolio described above is subject to and contingent upon acceptable market conditions and the completion of this offering during the third quarter of 2025 on terms that are satisfactory to us, which may be impacted by market conditions and the terms offered by potential purchasers of our investment securities. Although we may consider proceeding with the repositioning in the event that this offering does not close on acceptable terms during the third quarter of 2025, we have not yet determined to do so. If this offering is not completed during the third quarter of 2025, our management will evaluate whether to proceed with the repositioning, if at all or in part, and the potential timing thereof. Please see “Risk Factors — Risks Related to an Investment in our Common Stock and the Offering — Our management will have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock” and “Use of Proceeds” for additional information.

The contemplated balance sheet repositioning described above may not occur and our estimates related thereto are estimates only, and actual events and results may differ materially from what we currently anticipate and estimate. Factors that could cause actual events and our actual results to differ from our currently anticipated events and estimates include, but are not limited to, the factors described in the section entitled “Risk Factors” beginning on page S-16.

Pro Forma Financial Information

The following pro forma balance sheet gives effect, based on financial information as of June 30, 2025, to the completion of this offering and/or the contemplated repositioning of our securities portfolio (collectively referred to as the “Transactions”) as further described above under “— Recent Developments.” The pro forma information is presented for illustrative purposes only and does not purport to be indicative of our financial condition or results of operations following the completion of the Transactions.

Such unaudited pro forma financial information is based on various adjustments, assumptions and preliminary estimates as described in the accompanying notes, and does not purport to be an indication of our financial condition or results of operations following the completion of the Transactions. Such unaudited pro forma financial information has been prepared assuming a tax rate of 24.3%. Our actual financial condition and results of operations following the completion of the Transactions may not be consistent with, or evident from, the pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the completion of the Transactions. Our potential for future business performance and financial results must be considered in light of the risks, uncertainties, expenses and difficulties described in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein by reference.

	June 30, 2025	Common Equity Raise(2)	HTM to AFS Transfer		Balance Sheet Repositioning(6)		Pro Forma with Common Equity Raise, HTM to AFS transfer & Balance Sheet Repositioning(2)
($ in thousands; except per share data)
ASSETS
Cash and noninterest bearing balances due from banks	$398,081		$—		$—		$398,081
Interest bearing balances due from banks and federal funds sold	246,381	236,743	—		(236,743)		246,381

Cash and cash equivalents	644,462	236,743	—		(236,743)		644,462
Interest bearing balances due from banks —time	100	—	—		—		100
Investment securities —held-to-maturity	3,591,531	—	(3,591,531	)(4)	—		—
Investment securities —available-for-sale	2,405,320	—	2,929,625	(4)	(1,866,834	)(6)	3,468,111
Mortgage loans held for sale	16,972	—			—		16,972
Loans:
Loans	17,111,096	—	—		—		17,111,096
Allowance for credit losses on loans	(253,537)	—	—		—		(253,537)

Net loans	16,857,559	—	—		—		16,857,559
Premises and equipment	573,160	—	—		—		573,160
Foreclosed assets and other real estate owned	8,794	—	—		—		8,794
Interest receivable	120,443	—	—		—		120,443
Bank owned life insurance	535,481	—	—		—		535,481
Goodwill	1,320,799	—	—		—		1,320,799
Other intangible assets(1)	90,617	—	—		—		90,617
Other assets	528,382	—	160,843		(195,372)		493,853

Total assets	$26,693,620	$236,743	$(501,063)		$(2,298,949)		$24,130,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing transaction accounts	$4,468,237	$—	$—		$—		$4,468,237
Interest bearing transaction accounts and savings deposits	11,176,791	—	—		—		11,176,791
Time deposits	6,179,962	—	—		(1,664,600	)(7)	4,515,362

Total deposits	21,824,990	—	—		(1664,600)		20,160,390
Federal funds purchased and securities sold	31,306	—	—		—		31,306
Other borrowings	634,349	—	—		(634,349	)(7)	—
Subordinated debentures	366,369	—	—		—		366,369
Accrued interest and other liabilities	287,396	—	—		—		287,396

Total liabilities	23,144,410	—	—		(2,298,949)		20,845,461

	June 30, 2025	Common Equity Raise(2)		HTM to AFS Transfer		Balance Sheet Repositioning(6)		Pro Forma with Common Equity Raise, HTM to AFS transfer & Balance Sheet Repositioning(2)
Stockholders’ equity:
Common stock	1,260	137		—		—		1,397
Surplus	2,518,286	236,606		—		—		2,754,892
Undivided profits	1,410,564	—		—		(608,629	)(8)	801,935
Accumulated other comprehensive income (loss)	(380,900)	—		(501,063	)(5)	608,629	(8)	(273,334)

Total stockholders’ equity	3,549,210	236,743		(501,063)		—		3,284,890

Total liabilities and stockholders’ equity	$26,693,620	$236,743		$(501,063)		$(2,298,949)		$24,130,351

Tangible Assets (Non-GAAP)	25,282,204	236,743	(2)	(501,063	)(5)	(2,298,949	)(9)	22,718,935
Tangible Common Shareholders’ Equity (Non-GAAP)	2,137,794	236,743	(2)	(501,063	)(5)	—		1,873,474
Common Shares Outstanding	125,996,248	13,695,178	(3)	—		—		139,691,426
Tangible Book Value per Share	$16.97	$17.29						$13.41

Consolidated Regulatory Capital
CET1 Capital	2,551,006	236,743	(2)	—		(608,629	)(8)	2,179,120
Tier 1 Capital	2,551,006	236,743	(2)	—		(608,629	)(8)	2,179,120
Total Risk Based Capital (TRBC)	2,977,454	236,743	(2)	—		(608,629	)(8)	2,605,568
Risk Weighted Assets (RWA)	20,646,324	—		—		(943,205	)(9)	19,703,119
Adjusted average assets for leverage ratio	25,606,135	236,743	(2)	(501,063	)(5)	(2,298,949	)(9)	23,042,866
Regulatory CRE	7,983,820							7,983,820

Common Equity / Assets	13.3%							13.6%
Tangible Common Equity / Tangible Assets (Non-GAAP)	8.5%							8.2%
Tier 1 Leverage Ratio	10.0%							9.5%
CET 1 Ratio	12.4%							11.1%
Total Risk Based Capital Ratio	14.4%							13.2%
Regulatory CRE / Total Risk-Based Capital Ratio	268%							306%

(1)	Consists primarily of core deposit intangibles, book of business intangibles, and mortgage servicing rights.
(2)	Assumes $250 million of gross proceeds from common equity offering, underwriting discounts and commissions of 5%, and $1.0 million of pre-tax offering expenses.
(3)	Shares issued assume offering price per share of $20.06 based on closing price as of July 18, 2025.
(4)	Investment securities transferred from held-to-maturity to available-for-sale valued as of June 30, 2025.
(5)	Change in accumulated other comprehensive loss due to transfer of investment securities from held-to-maturity to available-for-sale.
(6)	Financial information as of June 30, 2025. Assumes securities with market value of $2.4 billion are sold and a reinvestment of $500 million of securities.
(7)	Assumes proceeds from capital raise used to redeem brokered deposits and pay down other borrowings.
(8)	Includes total after-tax, realized loss on securities.
(9)	Net impact of divested securities which assume an average risk weight of 32.9%.

Non-GAAP Financial Measures

We supplement our financial results that are determined in accordance with Generally Accepted Accounting Principles (GAAP) with non-GAAP financial measures, such as adjusted net income, adjusted diluted EPS and the tangible common equity ratio. This supplemental information is not required by and is not presented in accordance with GAAP. We refer to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including, among others, those mentioned above, both to explain our results to shareholders and the investment community and in management’s analysis of our performance. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors because they, among other things, present the results of our ongoing operations without the effect of items not central to our ongoing business, as well as normalize for certain other effects. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

The following table is a reconciliation of the non-GAAP financial measures provided above to the most closely comparable GAAP financial measures.

	For the three months ended
(Unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
(in thousands, except per share data)
Calculation of Adjusted net income and Adjusted diluted EPS
Net income	$54,773	$32,388	$40,763
Certain items (non-GAAP)
FDIC Deposit Insurance special assessment	—	—	283
Early retirement program	1,594	—	118
Termination of vendor and software services	—	—	615
Branch right sizing (net)	163	994	519
Tax effect of certain items(1)	(459)	(260)	(401)

Certain items, net of tax	1,298	734	1,134

Adjusted net income (non-GAAP)	$56,071	$33,122	$41,897

Diluted EPS	$0.43	$0.26	$0.32
Certain items (non-GAAP)
Early retirement program	0.01	—	—
Termination of vendor and software services	—	—	0.01

Certain items, net of tax	0.01	—	0.01

Adjusted diluted EPS (non-GAAP)	$0.44	$0.26	$0.33

(1)	Effective tax rate of 26.135%

(Unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
($ in thousands, except per share data)
Calculation of Tangible Common Equity and the Ratio of Tangible Common Equity to Tangible Assets
Total stockholders’ equity	$3,549,210	$3,531,485	$3,458,869
Intangible assets:
Goodwill	(1,320,799)	(1,320,799)	(1,320,799)
Other intangible assets	(90,617)	(93,714)	(104,943)

Total intangibles	(1,411,416)	(1,414,513)	(1,425,742)

Tangible common stockholders’ equity	$2,137,794	$2,116,972	$2,033,127

Total assets	$26,693,620	$26,792,991	$27,369,072
Intangible assets:
Goodwill	(1,320,799)	(1,320,799)	(1,320,799)
Other intangible assets	(90,617)	(93,714)	(104,943)

Total intangibles	(1,411,416)	(1,414,513)	(1,425,742)

Tangible assets	$25,282,204	$25,378,478	$25,943,330

Ratio of common equity to assets	13.30%	13.18%	12.64%

Ratio of tangible common equity to tangible assets	8.46%	8.34%	7.84%

(Unaudited)	June 30, 2025	Common Equity Raise(1)	HTM to AFS Transfer	Balance Sheet Repositioning(2)	Pro Forma with Common Equity Raise, HTM to AFS transfer & Balance Sheet Repositioning
($ in thousands, except per share data)
Total stockholders’ equity	$3,549,210	$236,743	$(501,063)	—	$3,284,890
Intangible assets:
Goodwill	(1,320,799)	—	—	—	(1,320,799)
Other intangible assets	(90,617)	—	—	—	(90,617)

Total intangibles	(1,411,416)	—	—	—	(1,411,416)

Tangible common stockholders’ equity	$2,137,794	$236,743	$(501,063)	$—	$1,873,474

Total assets	$26,693,620	$236,743	$(501,063)	$(2,298,949)	$24,130,351
Intangible assets:
Goodwill	(1,320,799)	—	—	—	(1,320,799)
Other intangible assets	(90,617)	—	—	—	(90,617)

Total intangibles	(1,411,416)	—	—	—	(1,411,416)

Tangible assets	$25,282,204	$236,743	$(501,063)	$(2,298,949)	$22,718,935

Ratio of common equity to assets	13.30%				13.61%

Ratio of tangible common equity to tangible assets	8.46%				8.25%

(1)	Assumes $250 million of gross proceeds from common equity offering, underwriting discounts and commissions of 5% and $1.0 million of pre-tax offering expenses.
(2)	Financial information as of June 30, 2025. Assumes securities with market value of $2.4 billion are sold and a reinvestment of $500 million of securities.

The Offering

Issuer	Simmons First National Corporation.

Shares of common stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Shares of common stock to be outstanding after the offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Public offering price per share	$

Use of proceeds	General corporate purposes, which may include investments in Simmons Bank to support a contemplated balance sheet repositioning and continued growth. See “Use of Proceeds.”

Dividend policy	Our current quarterly indicated dividend rate per share is $0.2125. The quarterly dividends declared per share were $0.21 for each of the quarters of 2024, or $0.84 for the year ended December 31, 2024. Future dividends, declared at the discretion of our board of directors, are not guaranteed and will depend on our future earnings, cash flows and other factors.

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page S-16 of this prospectus supplement, on page 4 of the accompanying prospectus and under the heading “Part I. Item IA. Risk Factors” in our Annual Report, as updated by our subsequent filings with the SEC, which are incorporated herein by reference, before deciding to invest in our common stock.

Lock-up agreements	We, each of our executive officers, and directors have entered into lock-up agreements, which restrict such persons from engaging in certain transactions in our securities during the Lock-Up Period (as defined below) without the consent of the underwriters. See “Underwriting — Lock-Up Agreements” in this prospectus supplement.

Listing and trading symbol	Our common stock is traded on Nasdaq under the symbol “SFNC”.

Unless otherwise noted, references in this prospectus supplement to the number of shares of our common stock outstanding after this offering are based on 126,030,023 shares of our Class A common stock issued and outstanding as of July 18, 2025. Unless we indicate otherwise, all information in this prospectus supplement regarding the number of shares of our common stock to be outstanding after this offering assumes no exercise of the underwriters’ option to purchase additional shares.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before you decide to invest in our common stock, you should carefully read and consider all of the information contained in this prospectus supplement, including the risks and uncertainties described below and under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, and the other documents incorporated by reference into this prospectus supplement, including, among others, the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of the accompanying prospectus and under the heading “Part I. Item IA. Risk Factors” in our Annual Report, as updated by our subsequent filings with the SEC. Any of these risks, if they are realized, could have an adverse effect on our business, financial condition and results of operations, and consequently, the value of our common stock. In any such case, you could lose all or a portion of your original investment. Further, additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also adversely affect us. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to an Investment in Our Common Stock and the Offering

The unaudited pro forma financial information included in this prospectus supplement is presented for illustrative purposes only and does not purport to be indicative of our financial condition or results of operations following the completion of the Transactions.

The unaudited pro forma financial information included in this prospectus supplement is presented for illustrative purposes only. It is based on various adjustments, assumptions and preliminary estimates and does not purport to be an indication of our financial condition or results of operations following the completion of the Transactions for several reasons. Our actual financial condition and results of operations following the completion of the Transactions may not be consistent with, or evident from, the pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the completion of the Transactions. Our potential for future business performance and financial results must be considered in light of the risks, uncertainties, expenses and difficulties described in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein by reference.

The financial results presented for the second quarter of 2025 are preliminary and subject to the completion of our financial statements for such period.

The preliminary financial information contained in “Summary — Recent Developments” are only preliminary results and are based on our earnings release issued on July 17, 2025. Our earnings release and related investor presentation was furnished to the SEC in a Current Report on Form 8-K, which is not incorporated by reference into this prospectus supplement. While we believe the financial information in the earnings release and herein fairly presents, in all material respects, our results of operations and financial condition for quarter ending June 30, 2025, the preparation of our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025 that we will file with the SEC could result in changes to the unaudited preliminary financial results presented herein. The financial information from our preliminary financial results is not a comprehensive statement of our financial results for such period and has not been audited or reviewed by our independent registered public accounting firm. Our actual financial results as of, and for the three and six months ended June 30, 2025 are subject to the completion of our financial statements as of such date, and for such period. Such actual financial results will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. See the other risks described in this section and the section titled “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between the preliminary and the actual financial results we will report for the three and six months ended June 30, 2025.

Our management will have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to use the net proceeds from this offering as set forth under “Use of Proceeds.” However, we are not required to apply any portion of the net proceeds of this offering for any particular purpose, and our management could use the proceeds for purposes other than those contemplated at the time of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause the market price of our stock to decline. See “Use of Proceeds.”

The holders of our subordinated notes have rights that are senior to those of our common shareholders.

We have issued subordinated notes. Among other things, in the event of our bankruptcy, dissolution or liquidation, the holders of the subordinated notes must be satisfied before any distributions can be made to the holders of our common stock. Moreover, without notice to or consent from the holders of our common stock, we may issue additional series of subordinated debt securities in the future with terms similar to those of our existing subordinated debt securities or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock.

We may be unable to, or choose not to, pay dividends on our common stock.

We cannot assure you of our ability to continue to pay dividends. Our ability to pay dividends depends on the following factors, among others:

•

We may not have sufficient earnings since our primary source of income, the payment of dividends to us by the Bank, is subject to federal and state laws that limit the ability of Simmons Bank to pay dividends, and recently we have had to apply for state regulatory approval for certain dividends paid by Simmons Bank to the Company, as further discussed below;

•

Federal Reserve policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition; and

•	Our Board of Directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of our operations, is a better strategy.

The approval of the Arkansas Bank Commissioner is required if the total of all dividends declared by an Arkansas state bank in any calendar year exceeds seventy-five percent (75%) of the total of its net profits, as defined, for that year combined with seventy-five percent (75%) of its retained net profits of the preceding year. Under the foregoing dividend restrictions, and while maintaining its “well capitalized” status, at March 31, 2025 and June 30, 2025, Simmons Bank had paid to the Company all available dividends. Past dividends are not necessarily indicative of amounts that may be paid or available to be paid in future periods, and future dividends are subject to the sufficiency of net profits of Simmons Bank and cash balances at the Company after payment of interest and principal on the Company’s debt as well as meeting other liquidity needs.

If we fail to pay dividends, capital appreciation, if any, of our common stock may be the sole opportunity for gains on an investment in our common stock. In addition, in the event Simmons Bank becomes unable to pay dividends to us, we may not be able to service our debt or pay our other obligations or pay dividends on our common stock. Accordingly, our inability to receive dividends from Simmons Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in our common stock. Simmons Bank’s ability to pay dividends or make other payments to us, as well as our ability to pay dividends on our common stock, is limited by Simmons Bank’s obligation to maintain sufficient capital and by other general regulatory restrictions on its dividends, including restrictions imposed by state laws and regulations.

We may not be able to accomplish our contemplated balance sheet repositioning or may not realize the anticipated benefits of the proposed sale of a portion of our investment securities portfolio, either of which could have a material adverse effect on our results of operations or financial condition.

There can be no assurance that we will be able to sell the portion of our investment securities portfolio that we intend to sell as described under “Summary — Recent Developments — Contemplated Balance Sheet Repositioning” on the terms we expect or at all. Any sale of investment securities could be impacted by market conditions and will be subject to the terms offered to us by any prospective purchasers. If we are unable to accomplish the contemplated balance sheet repositioning at all or on the terms we expect, we may not derive the expected benefits to our results of operations and financial condition that we anticipate as a result of such sales. In addition, the process of attempting to sell these investment securities may divert management’s attention and resources from our core businesses and operations, which could have a material adverse effect on our operations.

Even if we do accomplish the contemplated balance sheet repositioning on the terms we expect, we nonetheless may not fully realize the anticipated benefits of such sales. Among other things, we may not be able to use the proceeds of the anticipated sale of securities as intended, and we may not derive the benefits we anticipate from such uses of proceeds. In addition, the contemplated balance sheet repositioning may not have the expected effects with respect to improving our net interest margin, increasing liquidity for future loan growth and better positioning our portfolio for potential changes in rates. These and other potential consequences of the contemplated balance sheet repositioning could have an adverse impact on our financial condition or results of operations.

Changes in, or interpretations of, tax rules and regulations or our tax positions may adversely affect our income taxes, financial condition or results of operations.

Significant judgment is required in determining our provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are subject to audit by various tax authorities. In accordance with U.S. GAAP, we recognize income tax benefits, net of required valuation and uncertain tax position allowances. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than reflected in historical income tax provisions and accruals. Should additional taxes be assessed as a result of an audit or litigation, an adverse effect on our income tax provision and net income in the period or periods for which that determination is made could result.

As described in “Summary — Recent Developments — Contemplated Balance Sheet Repositioning,” to the extent that this offering is completed on terms that are satisfactory to us during the third quarter of 2025 and market conditions are satisfactory to us, then we anticipate undertaking a balance sheet repositioning focused on our investment securities portfolio soon thereafter. We expect that we would reclassify approximately $3.6 billion in par value of held-to-maturity securities as available-for-sale, and then sell approximately $3.2 billion of such securities in one or more transactions. We anticipate the sale to result in an aggregate after-tax loss of approximately $608.6 million.

We have received a favorable opinion of a nationally recognized professional services firm related to our position that the losses described above should be entitled to ordinary treatment, and our estimates of the financial impact of the contemplated balance sheet repositioning are prepared assuming such treatment. Notwithstanding the opinion, the Internal Revenue Service could determine that the losses described above should not be entitled to ordinary treatment if it determines that any of the representations, assumptions or undertakings contained in the opinion were not accurate or have been violated, or if it disagrees with the conclusions in the opinion. If, notwithstanding the opinion, the losses described above are determined to not be entitled to ordinary treatment, we could be subject to material amounts of taxes which would have a material adverse effect on our financial condition and results of operations.

The stock price of financial institutions, like Simmons, may fluctuate significantly.

We cannot predict the prices at which our shares of common stock will continue to trade. You should consider an investment in our common stock to be risky. The trading price has been, and may in the future be, highly volatile, which may make it difficult for you to resell your shares at the volume, prices and times desired. There are many factors that may affect the market price and trading volume of our shares of common stock, including, among others, the factors described in this “Risk Factors” section, and other factors, most of which are outside of our control.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company or industry. These broad market fluctuations, as well as general economic, systemic, political and market conditions, including, among others, recessions, loss of investor confidence, and interest rate changes, may negatively affect the market price of our common stock. Increased market volatility may materially and adversely affect the market price of our common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the value of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The value of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Shares of our common stock, as well as our other securities, are not insured deposits and may lose value.

Shares of our common stock, as well as our other securities, are not savings accounts, deposits, or other obligations of any depository institution, and those shares are not insured by the FDIC or any other governmental agency or instrumentality or private insurer. Investments in shares of our common stock or other securities, therefore, are subject to investment risk, including the possible loss of principal.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of our articles of incorporation and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock. These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our Board of Directors.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, or change their recommendations regarding our common stock, or if our operating results do not meet their expectations, the market price of our common stock and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, or our operating results do not meet their expectations, either absolutely or relative to our competitors, the market price of our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the market price of our common stock or trading volume to decline. If we fail to meet the expectations of analysts for our operating results, the market price of our common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause the market price of our common stock and trading volume to decline.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $    , or approximately $     if the underwriters exercise in full their option to purchase additional shares, in each case, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for general corporate purposes, which may include investments in Simmons Bank to support a contemplated balance sheet repositioning and continued growth.

To the extent this offering closes during the third quarter of 2025, and to the extent market conditions are acceptable to us, we expect to use a portion of the net proceeds from this offering to implement the contemplated repositioning of our securities portfolio as described in further detail under the heading “Summary — Recent Developments — Contemplated Balance Sheet Repositioning”. We expect to conduct the contemplated repositioning on terms that are satisfactory to us and if market conditions warrant. If this offering is not completed during the third quarter of 2025, our management will evaluate whether to proceed with the repositioning, if at all, and the potential timing thereof.

Our board of directors and management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our board of directors and management with regard to the use of these net proceeds. Please see “Risk Factors — Risks Related to an Investment in Our Common Stock and the Offering — Our management will have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.” Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in cash or short-term marketable securities.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of     shares of our common stock offered by us at the public offering price of $      per share in this offering, after deducting the underwriting discount and our estimated offering expenses (assuming the underwriters’ option to purchase additional shares from us is not exercised).

This table should be read in conjunction with, and is qualified in its entirety by reference to, the information appearing under “Use of Proceeds” included elsewhere in this prospectus supplement, as well as our historical financial statements and related notes that are incorporated by reference into this prospectus supplement.

	As of June 30, 2025
(in thousands, except share data)	Actual	As Adjusted(1)
Cash and cash equivalents	$644,462	$
Liabilities:
Deposits	$21,824,990		$21,824,990
Other liabilities	1,319,420		1,319,420

Total Liabilities	23,144,410		23,144,410

Stockholders’ equity:
Common stock, Class A, $0.01 par value; 350,000,000 shares authorized at June 30, 2025 and; 125,926,248 shares issued and outstanding at June 30, 2025	$1,260	$
Surplus	2,518,286
Undivided profits	1,410,564		1,410,564
Accumulated other comprehensive loss	(380,900)		(380,900)
Total stockholders’ equity	$3,549,210	$

Total liabilities and stockholders’ equity	$26,693,620	$

Consolidated regulatory capital ratios:
Common equity Tier 1 ratio (CET1)	12.36%			%
Tier 1 leverage ratio	9.96%			%
Tier 1 risk-based capital ratio	12.36%			%
Total risk-based capital ratio	14.42%			%

(1)	Does not give effect to the use of the net proceeds of this offering or the contemplated balance sheet repositioning.

DESCRIPTION OF COMMON STOCK

The following description of our common stock and the relevant provisions of our amended and restated articles of incorporation (as amended) (“Articles”) and amended and restated by-laws (“By-laws”) is a summary and does not purport to be complete. The description is not exhaustive and is subject to and qualified in its entirety by reference to our Articles and By-laws, as well as to applicable federal and state law. For more information on how you can obtain our Articles and By-laws, see “Where You Can Find More Information.” We urge you to read our Articles of Incorporation and our By-laws in their entirety.

Authorized Capital Stock

Pursuant to the Articles, we are authorized to issue 350,000,000 shares of common stock, $0.01 par value per share, and 40,040,000 shares of preferred stock, $0.01 par value per share (“preferred stock”). Our common stock is registered under the Exchange Act.

As of July 18, 2025, 126,030,023 shares of our Class A common stock are outstanding and there are approximately 2,211 holders of record of our common stock.

Common Stock

The holders of our common stock are entitled to receive ratably dividends when and if declared by our board of directors out of funds legally available therefor. In the event of our bankruptcy, dissolution or liquidation, the holders of our debt securities must be satisfied before any distributions can be made to the holders of our common stock.

A majority of the votes entitled to be cast, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders. The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders. In an uncontested election, directors are elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereon. In a contested election, directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereon. There are no cumulative voting rights for the election of directors, and our board of directors is not classified.

Holders of our common stock have no preemptive, subscription, redemption, sinking fund or conversion rights.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Preferred Stock

Our board of directors has the authority to fix the price, dividend rates, rights, preferences, privileges and restrictions, including voting rights, of one or more series of our preferred stock, from time to time, without any further vote or action by our shareholders. There are currently no shares of our preferred stock outstanding.

Antitakeover Effects of Certain Provisions in our Articles

Our Articles contain certain provisions that could delay, discourage or prevent an attempted acquisition or change of control of the Company.

Our Articles define “Interested Stockholder” to mean any person (other than the Company) who:

(i) is the beneficial owner, directly or indirectly, of more than 10% of our common stock; or

(ii) is an affiliate of the Company and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 6% of the then outstanding shares of common stock.

Our Articles require the approval of shareholders owning at least 80% of our common stock for any acquisition of the Company by merger or consolidation or by asset acquisition unless approved by the affirmative vote of 80% of all directors (or, in the event the proponent of the acquisition (or its affiliates or associates) is an Interested Stockholder, then 80% of the directors who were in office prior to the proponent of the acquisition becoming an Interested Stockholder).

Our Articles require our board of directors to consider the following matters prior to making any recommendation concerning any tender offer, merger offer or other acquisitive offer for our shares or assets:

•	the likely impact on us, our subsidiaries, shareholders and employees and the communities served by us;

•	the timeliness of the proposed transaction considering the business climate and our strategic plans;

•	the possibility of any legal defects or regulatory issues involved in the proposed transaction;

•	the risk of non-consummation of the transaction due to lack of financing, regulatory issues or other identified risks;

•	current market price of our common stock and consolidated assets;

•	book value of our common stock;

•	the relationship of the offered price for our common stock to our board of directors’ opinion of our current value in a negotiated transaction;

•	the relationship of the offered price for our common stock to our board of directors’ opinion of our future value as an independent entity; and

•	such other factors as our board of directors may deem pertinent.

Our Articles also require the affirmative vote of 80% of the shares entitled to vote to amend, repeal or modify any provision of our Articles unless such amendment, repeal or modification is approved by 80% of all directors (or, in the event the proponent of any business combination (or its affiliates or associates) is an Interested Stockholder, then 80% of the directors who were in office prior to the proponent of the business combination becoming an Interested Stockholder).

Finally, our board of directors, without shareholder approval, has the authority under our Articles to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, which may adversely affect the rights of holders of common stock and could make it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Within certain limits, our board of directors may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of the Company more difficult or costly.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Inc.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “SFNC”.

MATERIAL U.S. FEDERAL INCOME CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of certain material United States federal income tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds our common stock as a “capital asset” (generally, property held for investment). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could result in U.S. federal income tax consequences that differ from those summarized below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences discussed below and there can be no assurance that the IRS would not assert, or that a court would not sustain, positions contrary to those described in this summary.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances, or to investors subject to special treatment under U.S. federal income tax laws, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, persons subject to special tax accounting rules under Code Section 451(b), or persons that will hold our common stock as a position in a “hedging transaction,” “straddle,” “conversion transaction” or other risk reduction transaction. This summary does not address all aspects of U.S. federal income taxes, such as consequences under the Medicare contribution tax or the alternative minimum tax. Further, this summary does not address the consequences under any U.S. federal tax laws other than U.S. federal income tax laws, such as U.S. federal estate or gift tax laws, and does not address the consequences under the tax laws of any state, local, or non-U.S. jurisdiction.

As used in this summary, the terms “non-U.S. holder” or “you” refer to a beneficial owner of our common stock that for U.S. federal income tax purposes is neither a partnership (including any entity or arrangement treated as a partnership for such purposes) nor a “United States person” which term refers to any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

•

a corporation (or other entity or arrangement taxable for U.S. federal income tax purposes as a corporation) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust which (1) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the U.S. federal income tax consequences applicable to you.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR

SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON- U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions

Distributions paid with respect to our common stock generally will be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions not treated as dividends for U.S. federal income tax purposes first will constitute a return of capital and be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale, Exchange or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income and under the sections titled “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” dividends paid to a non-U.S. holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a non-U.S. holder holds the stock through a financial institution or other intermediary, the non-U.S. holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale, Exchange or Other Taxable Disposition

Subject to the discussion below under the sections titled “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or other taxable disposition of our common stock unless:

•	you are a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met;

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, you maintain a permanent establishment or fixed base in the United States to which such gain is attributable); or

•

our common stock constitutes a United States real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes and certain other conditions are satisfied.

Gain described in the first bullet point above will be subject to a flat 30% tax (or such lower rate as specified by any applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder , provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our worldwide real property interests plus certain other business assets, there can be no assurance that we are not or will not become a USRPHC. Generally, a corporation is a USRPHC only if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other business assets.

Even if we are or were to become a USRPHC, gain arising from a non-U.S. holder’s sale, exchange or other taxable disposition of our common stock will not be subject to U.S. federal income tax if our common stock is regularly traded on an established securities market (within the meaning of Code Section 897(c)(3)) and the non-U.S. holder actually and constructively owns 5% or less of our common stock throughout the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock. Please note that we can provide no assurance that our common stock will be or remain regularly traded.

Information Reporting and Backup Withholding

Annual reporting to the IRS and to each non-U.S. holder will be required as to the amount of dividends paid to such non-U.S. holder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the non-U.S. holder’s country of residence. Dividends generally are not subject to “backup withholding” if the non-U.S. holder properly certifies as to its non-U.S. status (usually by completing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI).

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a non-U.S. holder may be refunded or credited against such non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, known as the Foreign Account Tax Compliance Act, or FATCA, and the relevant administrative guidance thereunder, impose a withholding tax of 30% on dividends on our common stock paid to certain foreign entities unless various information reporting, withholding and other requirements are satisfied. An inter-governmental agreement between the United States and an applicable non-U.S. country may modify such requirements. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of our common stock on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return. Prospective investors should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

UNDERWRITING

We have entered into an underwriting agreement, dated    , 2025, with Stephens Inc., Morgan Stanley & Co. LLC and Keef Bruyette & Woods, Inc., as representatives of the underwriters named below. Subject to certain conditions, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below.

Underwriters	Number of Shares
Stephens Inc.
Morgan Stanley & Co. LLC
Keefe, Bruyette & Woods, Inc.

Total:

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have severally agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel to the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriters an option to purchase up to    additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option, in whole or in part, for up to 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of common stock from us in approximately the same proportion as set forth in the table above.

Underwriting Discount

The underwriters propose to offer shares of our common stock directly to the public at the price set forth on the cover page of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $    per share. If all of the shares of our common stock are not sold at the public offering price, the representatives of the underwriters may change the public offering price and the other selling terms.

The following table shows the public offering price, underwriting discount and proceeds to us, before expenses, on both a per share and aggregate basis. The aggregate amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock, and assuming no participation in the directed share program for purposes of the underwriting discounts and commissions.

	Per Share	Total No Exercise	Full Exercise
Price to the public	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to (before expenses)	$	$	$

(1)

Represents underwriting discounts and commissions equal to    percent (  %) per share, which is the underwriting discount we have agreed to pay on shares sold in this offering to investors introduced by the underwriters. For shares sold in this offering pursuant to the directed share program, we have agreed to pay underwriting discounts and commissions equal to percent ( %) per share.

We estimate that our total offering expenses, excluding the underwriting discount, will be approximately $   . We have also agreed to reimburse the underwriters for certain of their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including, without limitation, certain legal fees and expenses and marketing, syndication and travel expenses. We will not otherwise reimburse the underwriters for their legal fees in connection with this offering, except as may be required pursuant to any indemnification obligations.

Directed Share Program

At our request, the underwriters have reserved up to    shares of our common stock offered by this prospectus supplement for sale at the public offering price through a directed share program to certain of our executive officers and directors.

Lock-Up Agreements

We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, without the prior written consent of Stephens Inc. and with Stephens Inc. providing prior written notice to the other representatives (email being sufficient), not to:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Exchange Act Rule 16a-1(h), or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether the common stock is owned on the date of this prospectus supplement or acquired after the date of this prospectus supplement, or file (with respect to the Company) or cause to be filed any registration statement relating to any of the restricted activities;

•

enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether the swap, hedge or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or

•	publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

These restrictions are expressly agreed to in order to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. These restrictions are subject to customary exceptions, including:

•	transfers as bona fide gifts or by will or intestate succession,

•	transfers to immediate family members or trusts for estate planning purposes,

•	transfers by operation of law (such as pursuant to a domestic relations order),

•

transfers pursuant to the exercise of stock options that have been granted by the Company prior to, and are outstanding as of, the date of the underwriting agreement, where the shares of Common Stock received upon any such exercise are held by such executive officer or director, individually or as fiduciary, in accordance with the terms of the lock-up agreement (except to the extent sold solely to pay, and in an amount not to exceed, the exercise price therefor),

•	transfers to the Company solely to satisfy tax withholding obligations in connection with the exercise or vesting of equity awards,

•	the establishment (but not execution) of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that no public disclosure or trading occurs under such plan during the lock-up period,

•	and waivers of registration rights or refraining from making registration demands.

Any transferee in a permitted transfer must agree in writing to be bound by the same restrictions, and any required public filings must clearly indicate the nature of such transfer.

Stephens Inc. may, in its discretion and at any time and from time to time, with notice to the other Representatives, release all or any portion of the shares of our common stock and other securities that are restricted by these agreements from the restrictions listed above.

Nasdaq Listing

Our common stock is listed and traded on the Nasdaq under the symbol “SFNC.”

Indemnity

We have agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Stabilization Transactions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including stabilizing transactions, short sales and purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may include the sale by the underwriters of more shares than they are obligated to purchase under the underwriting agreement, creating a short position that may be either a covered short position or a naked short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares described above. The underwriters also may sell shares in excess of their option to purchase additional shares, creating a naked short position to the extent of the excess. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

These transactions may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or retarding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our common stock. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without notice.

Electronic Prospectus Delivery

A prospectus supplement in electronic format may be made available by e-mail or on the websites maintained by the underwriters. In connection with this offering, the underwriters or certain securities dealers may distribute prospectuses electronically. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate shares of our common stock for sale to online brokerage account holders. Any such allocation of online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus supplement, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

Stephens Inc., a joint book-running manager in this offering and representative of the underwriters, is deemed to have a “conflict of interest” under FINRA Rule 5121 as a result of the service of its Chief Financial Officer, Mark Doramus, on our Board of Directors. Accordingly, this offering is being conducted in compliance with Rule 5121. Pursuant to Rule 5121(a)(2)(B), a qualified independent underwriter is not required because a bona fide public market exists for our common stock. In accordance with Rule 5121, no underwriter with a conflict of interest will confirm sales to any account over which it exercises discretionary authority without the prior specific written approval of the account holder. Separately, Stephens Inc. is also a customer of Simmons Bank, and an affiliate of Stephens Inc. serves as our insurance broker.

Morgan Stanley, one of the joint book-running managers in this offering, is also expected to provide advisory and execution services in connection with the contemplated balance sheet repositioning following the offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Investors

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the common shares described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

United Kingdom

Each of the underwriters has represented and agreed that:

•

it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended (the “FSMA”), except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the prospectus rules of the Financial Conduct Authority made under Section 73A of the FSMA;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received in connection with this offering in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (as defined below), each referred to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to as the Relevant Implementation Date, it has not made and will not make an offer of the securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in such Relevant Member State; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided, that no such offer of securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a qualified investor as defined in the Prospectus Directive; and

•

in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters in connection with the offering will be passed upon for us by Troutman Pepper Locke LLP. Nelson Mullins Riley & Scarborough, LLP will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Simmons First National Corporation as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024 and the effectiveness of internal control over financial reporting as of December 31, 2024 incorporated in this prospectus supplement by reference from the Annual Report have been audited by Forvis Mazars, LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this prospectus supplement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Class A Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Subscription Rights

Units

We may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities listed above. The securities we may offer may be convertible into or exchangeable for other securities. The securities listed above may be offered by us and/or may be offered and sold, from time to time, by one or more selling shareholders to be identified in the future. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. You should read this prospectus, the information incorporated by reference in this prospectus, the accompanying prospectus supplement, including any information incorporated by reference therein, and any free writing prospectus carefully before you invest in the securities described in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “SFNC.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time. The names of any underwriters, dealers or agents involved in the distribution of our securities, their compensation and any option they hold to acquire additional securities will be described in the applicable prospectus supplement. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

These securities are not savings accounts, deposits or other obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the U.S. Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration statement, we may offer and sell from time to time any combination of our Class A common stock, which we refer to as our common stock, preferred stock, senior debt securities, subordinated debt securities, depositary shares, warrants, purchase contracts, subscription rights and units in one or more offerings up to an indeterminate total dollar amount. The preferred stock, debt securities, warrants, purchase contracts, subscription rights and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “ourselves,” and “the Company” refer to Simmons First National Corporation, an Arkansas corporation, and its consolidated subsidiaries.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below (File No. 000-06253), which are considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 7, 2024;

•

the information in our Definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Shareholders, filed with the SEC on March  20, 2024, to the extent incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024;

•

our Current Reports on Form 8-K filed on January 3, 2024, January  8, 2024, January  24, 2024 (only with respect to Item 8.01 thereof), January  26, 2024, March  1, 2024, March  14, 2024 and April 26, 2024; and

•

the description of our capital stock set forth in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 27, 2023, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until our offering is completed will also be incorporated by reference into this prospectus and deemed to be part hereof (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein). The most recent information that we file with the SEC automatically updates and supersedes older information.

Any documents incorporated by reference into this prospectus are available without charge to you on the Internet at www.simmonsbank.com or by contacting our Investor Relations officer at Simmons First National Corporation, P.O. Box 7009, Pine Bluff, Arkansas 71611, Attention: Ed Bilek, (870) 541-1000. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

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THE COMPANY

Simmons First National Corporation, an Arkansas corporation organized in 1968, is a financial holding company registered under the Bank Holding Company Act of 1956, as amended. We are headquartered in Pine Bluff, Arkansas, and had total consolidated assets of $27.4 billion, total consolidated loans of $17.0 billion, total consolidated deposits of $22.4 billion and equity capital of $3.4 billion, each as of March 31, 2024. Through our subsidiaries, we provide banking and other financial products and services in markets located in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas.

We seek to build shareholder value by, among other things, focusing on strong asset quality, maintaining strong capital, managing our liquidity position, improving our operational efficiency and opportunistically growing our business, both organically and through mergers with and acquisitions of other financial institutions. Our business philosophy centers on building strong, deep customer relationships through excellent customer service and integrity in our operations. While we have grown in recent years into a regional financial institution and one of the largest bank/financial holding companies headquartered in the State of Arkansas, we continue to emphasize, where practicable, a community-based mindset focused on local associates responding to local banking needs and making business decisions in the markets they serve. Those efforts, though, are buttressed by experienced, centralized support functions in select, critical areas.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SFNC.” Our principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and our telephone number is (870) 541-1000. We also have corporate offices in Little Rock, Arkansas.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

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RISK FACTORS

Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Part I, Item 1A under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Friday, Eldredge & Clark LLP, Little Rock, Arkansas and Covington & Burling LLP, New York, New York. Friday, Eldredge & Clark LLP and Covington & Burling LLP regularly perform legal services for us. Certain legal matters will be passed upon for any underwriters, dealers or agents by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The audited annual consolidated financial statements of the Company appearing in our Annual Report on Form 10-K for the year ended December 31, 2023 and the effectiveness of our internal control over financial reporting as of such date have been audited by FORVIS, LLP, an independent registered public accounting firm, as set forth in its reports included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

With respect to the unaudited interim consolidated financial information of the Company appearing in our Quarterly Report on Form 10-Q for the period ended March 31, 2024, which is incorporated herein by reference, FORVIS, LLP has applied limited procedures in accordance with professional standards for review of such information. However, as stated in its separate report included therein, FORVIS, LLP did not audit and it does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, this report on the Company’s unaudited interim consolidated financial information should not be considered a part of the registration statement prepared or certified by its independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act.

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$250,000,000

Simmons First National Corporation

Class A Common Stock

Prospectus Supplement

July  , 2025

Joint Book-Running Managers

Stephens Inc.

Keefe, Bruyette & Woods

A Stifel Company

Morgan Stanley